Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of June 21, 2002, by and between SUFFOLKFIRST BANK, a Virginia banking corporation in Organization (hereinafter referred to as the “Bank”) and Darrell G. Swanigan (hereinafter referred to as the “Officer”).

For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1. Employment. The Bank agrees to employ the Officer and the Officer agrees to continue employment upon the terms and conditions stated herein as the President and Chief Executive Officer of the Bank. The employment shall commence on a date mutually agreed by the Officer and the Bank, but shall be on or before July 31, 2002 (the “Effective Date”). The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. The Officer shall serve on the Board of Directors during the term of his employment. The Officer shall promote the business of the Bank and perform such other duties as shall, from time to time, be reasonably assigned by the Board of Directors of the Bank (the “Directors”). The Officer shall periodically disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.

2. Compensation.

(a) The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by him to the Bank, a base salary at the rate of $8,585 per month for the first twelve months of employment, commencing on the Effective Date. The rate of such salary shall be reviewed by the Directors not less often than annually and the base salary, as in effect at any time, shall not be decreased during the term of this Agreement. Assuming all regulatory approval to open the Bank is received within one year of the Effective Date and assuming performance satisfactory to the Directors during the second and third years, the Officer’s salary shall increase to $8,917 per month during the second year and $9,167 per month during the third year.

(b) If Officer’s performance meets the “Standards” set forth in Paragraph 6 of this Agreement during the second and third years, Officer shall receive an incentive bonus of not less than $5,000.00 at the end of the second year, and an incentive bonus of not less than $7,500.00 at the end of the third year.

3. Participation in Retirement and Employee Benefit Plans; Fringe Benefits.

(a) The Officer shall be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that the Bank has adopted, or may, from time to time adopt, for the benefit of its executive employees and for employees generally, subject to the eligibility rules of such plans. The Officer shall receive at the Bank’s expense group term life insurance equal to twice his annual base salary, and the Officer shall also be entitled to purchase additional insurance coverage, at Officer’s expense, up to a minimum of $500,000 in total combined life insurance coverage. The Officer’s participation in welfare and insurance plans shall commence on the date of employment.

(b) The Officer shall be entitled to three weeks vacation per year plus such sick leave that may be reasonably established by the Board.

(c) If the Officer’s employment is terminated without Cause, on account of a resignation for Good Reason, or at the expiration of the term, the Officer shall receive a cash lump sum payment equal to the amount of any forfeited benefit in the Bank’s 401(k) plan and other retirement plans, if such plans have been established.

(d) The Officer shall receive a signing bonus of $15,000 to help with meals, lodging, moving expenses and costs related to the purchase of a new residence. In addition, the Officer shall receive reimbursement of reasonable legal fees in connection with the negotiation and review of this Agreement.

(e) Bank shall reimburse Officer for use of his personal vehicle on a mileage basis until the Bank, in its sole discretion, determines to provide Officer with an automobile for business use.

4. Term. The Term of the Contract shall be for one year from the Effective Date, plus an additional two years thereafter if the Officer’s performance meets the Standards set forth in Paragraph 6 of this Agreement, or for 180 days after the date the Board of Directors gives the Officer a written Notice of Termination, the date of the Officer’s death, or the date of the Officer’s disability. The contract shall terminate immediately upon dismissal of the Officer for Cause in accordance with Paragraph 7 below. Unless the Directors give notice to terminate at least 6 months before the expiration of the term of the Agreement, the Agreement shall automatically extend for another term of one year from the expiration date. The Officer agrees to give his best and exclusive (except as permitted in Paragraph 5(b) of this Agreement) services to the Bank through the termination of the Contract. For purposes of Paragraph 5 hereafter, the date of termination will be the last day the Officer is an employee of the Bank, including the period during which the Officer receives any severance pay in lieu of salary.

5. Loyalty; Noncompetition.

(a) The Officer shall devote his full efforts and entire business time to the performance of his duties and responsibilities under this Agreement.

(b) During the term of this Agreement, or any renewals thereof, and for a period of one year after the date of termination, the Officer agrees he will not directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of or be employed by or connected in any manner with any depository financial institution which competes with the Bank or any of its subsidiaries, whose main office is headquartered within the Cities of Suffolk or Chesapeake or the County of Isle of Wight, Virginia, or at any office of a depository financial institution that is located within 25 miles of any office of the Bank open at the termination of this Agreement, without the prior written consent of the Bank; provided, however, that the provisions of this Paragraph shall not apply in the event the Officer terminates his employment with the Bank for Good Reason (as such term is defined in Paragraph 7(b) hereto). During the term of Officer’s employment, Officer may serve as a consultant to groups organizing new banks outside of the Bank’s trade area; provided, however, that such consulting services do not conflict with the Officer’s banking duties, in the Bank’s discretion, and is not conducted during the Bank’s operating hours.

Officer shall receive financial assistance equal to Officer’s monthly payment or rental of a home in Suffolk, not to exceed $1,400.00 per month, during the period of time Officer requires to dispose of his present home. Such financial assistance shall not exceed the lesser of nine (9) months period of time or the period of time required for Officer to dispose of his present home. Should Officer elect to lease or rent his present home as an investment/income property, financial assistance under this provision shall cease.

(c) The Officer agrees he will hold in confidence all knowledge or information of a confidential nature with respect to the business of the Bank or any subsidiary received by him during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the Bank. The Officer agrees that he will be liable to the Bank for any damages caused by unauthorized disclosure of such information. Upon termination of his employment, the Officer agrees to return all records or copies thereof of the Bank or any subsidiary in his possession or under his control which relate to the activities of the Bank or any subsidiary.

(d) The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 5. The Officer agrees that, in the event of a breach of this Paragraph 5, injunctive relief enforcing the terms of this Paragraph is an appropriate remedy. If the scope of any restriction contained in this Paragraph 5 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.

6. Standards. The Officer agrees to accept and shall perform his managerial duties and responsibilities of President and Chief Executive Officer under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may reasonably be established from time to time by the Directors. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for him to perform his duties. As President and CEO, the Officer shall have general supervision over, responsibility for and control over the other officers, agents and employees of the Bank, shall have the power to hire and terminate employees except the Executive Vice President, chief internal auditor, and Ben Wainwright, Jr., whose employment and any changes thereto must be approved by the Board. The Officer may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business, so long as said positions are for the purpose of generating good will for the Bank, and the responsibilities of the position do not interfere with the Officer’s responsibilities at the Bank.

7. Termination and Termination Pay.

(a) The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement and the Bank shall have no further obligation hereunder.

(b) The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 180 days’ written notice to the Directors. Upon such termination, the Officer shall be entitled to receive full compensation and benefits through the effective date of such termination. The Officer’s employment under this Agreement may also be terminated by the Officer for Good Reason. Good Reason shall mean a breach by the Bank of a material term of this Agreement; diminution of the Officer’s position, authority, duties, or reporting responsibilities; a requirement that the Officer relocate his principal office by a distance of more than 50 miles; or a direction by the Bank that the Officer act or refrain from acting if following the direction would be unlawful, unethical, or contrary to his obligations to the Bank under this Agreement. In the event of termination by the Officer for Good Reason, the Officer shall receive one year’s pay and benefits as severance, which shall be paid on the normal payroll dates.

(c) The Directors may terminate the Officer’s employment at any time, but any termination by the Directors, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Bank shall provide written notice specifying the grounds for termination for Cause. Termination for Cause means a termination because of the Officer’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, a material failure to meet the Standards set forth in Paragraph 6 of this Agreement, willful violation of any law (other than traffic violations or similar offenses), rule, regulation, regulatory agreement, or a final cease-and-desist order, or material breach of any provision of this Agreement.

In the event the Bank gives Notice of Termination of this Agreement, other than termination for Cause, the Officer may elect to resign. If that event occurs during the first year after the Effective Date, the Officer shall be entitled to severance pay and benefits for the remainder of that year. If that event occurs during the second or third years, the Officer shall be entitled to 180 days severance pay and benefits. Severance pay and benefits payable hereunder will be paid on the normal payroll dates. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause.

(d) Subject to the Bank’s obligations and the Officer’s rights under state and federal laws, and to the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this Agreement automatically shall be terminated in the event the Officer becomes disabled during the term of this Agreement and it is determined by a physician selected as stated below that the Officer is unable to perform the essential functions of his job under this Agreement for sixty (60) business days or more during any 12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer. In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally incapacitated such as will result in the termination of the Officer’s employment pursuant to this Paragraph 7(d), the question of such incapacity shall be submitted to an impartial physician licensed to practice medicine in Virginia for determination and who will be selected by mutual agreement of the Officer and the Bank. The Bank shall pay the reasonable fees and expenses of such physician in making any determination required under this Paragraph 7(d).

8. Change in Control.

(a) On the Effective Date (defined below) of a Change in Control (defined below), if Officer is employed by the Bank, the Bank shall pay to the Officer a lump sum cash payment in an amount equal to the product of 2.9 and the Officer’s total cash compensation (salary and bonus) paid by the Bank to the Officer during the twelve month period ending on the last day of the month prior to the Effective Date or, at Officer’s option, thirty-six (36) monthly installments equal to the quotient obtained by dividing (i) the product of 2.9 and the Officer’s total cash compensation (salary and bonus) paid by the Bank to the Officer during the twelve month period ending on the last day of the month prior to the Effective Date and (ii) thirty-six (36).

(b) As used in this Section 8, the following terms shall have the meanings set forth below:

(i) “Effective Date” means the date on which a Change of Control is consummated. Anything in this Agreement to the contrary notwithstanding, if a Change in Control is consummated, if the Officer’s employment with the Bank is terminated prior to the date on which the Change in Control is consummated, and if it is reasonably demonstrated by the Officer that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (B) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(ii) “Change in Control” means:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Bank (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors (the “Outstanding Voting Securities”). Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Bank, (ii) any acquisition by the Bank, (3) any acquisition by, or benefit distribution from, any employee benefit plan (or related trust) sponsored or maintained by the Bank or any entity controlled by the Bank, (4) any acquisition pursuant to any compensatory stock option, stock purchase or other stock plan for employees of the Bank, or (5) any acquisition pursuant to a reorganization, merger or consolidation, if following such reorganization, merger or consolidation, the conditions described in clauses (1), (2), and (3) of Subsection (C) of this Section (8)(b)(ii) are satisfied; or

(B) Individuals who, as of the date hereof, constitute the Board of Directors of the Bank (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Bank; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board (with his predecessor thereafter ceasing to be a member); or

(C) Approval by the shareholders of the Bank of the reorganization, merger, or consolidation of the Bank unless, following such reorganization, merger, or consolidation, (1) more than 60% of the then outstanding shares of common stock and the then outstanding voting securities of the resulting entity is then beneficially owned by all or substantially all of the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation, (2) no Person (excluding (a) the Bank, (b) any employee benefit plan (or related trust) of the Bank or such entity resulting from such reorganization, merger, or consolidation, and (c) any Person beneficially owning, immediately prior to such reorganization, merger, or consolidation, 20% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns 20% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the resulting entity, and (3) at least a majority of the members of the board of directors or other governing body of the resulting entity were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, or consolidation; or

(D) Approval by the shareholders of the Bank of (1) a complete liquidation or dissolution of the Bank, or (2) the sale or other disposition of all or substantially all of the assets of the Bank other than to an entity with respect to which, following such sale or other disposition, (a) more than 60% of the outstanding shares of common stock and the then outstanding voting securities of such entity is beneficially owned by all or substantially all of the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or disposition; (b) no Person (excluding (i) Bank, (ii) any employee benefit plan (or related trust) of the Bank or such entity, and (iii) any Person beneficially owning, immediately prior to such sale or other disposition, 20% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns 20% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of such entity, and (c) at least a majority of the members of the board of directors or other governing body of such entity were members of the Incumbent Board at the time of the execution of the initial agreement providing for such sale or other disposition of the assets of the Bank.

9. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a) The Bank is declared by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner pursuant to formal or informal bank regulatory action; or,

(b) in the reasonable opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

10. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.

(b) Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining written consent of the Bank.

11. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

12. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of Virginia, except to the extent that federal law shall be deemed to apply.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any prevision shall not affect the validity or enforceability of the other provisions hereof.

14. Counterparts. This Agreement may be executed in any number of counterparts which, taken together, shall constitute a fully executed document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

SUFFOLK FIRST BANK (in Organization)

By	/s/ Larry F. Felton
Larry F. Felton
Chairman of the Board

OFFICER

/s/ Darrell G. Swanigan
Darrell G. Swanigan